                                       UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                          FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                       15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                            Commission File Number:000-23174

                                  THE QUIZNO'S CORPORATION
                   (Exact name of registrant as specified in its charter)

                                    1415 LARIMER STREET
                                      DENVER, CO 80202
                                       (720) 359-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Common Stock, $.001 par value
                  (Title of each class of securities covered by this Form)

                                            None
 (Titles of all other classes of securities for which a duty to file reports under section
                                  13(a) or 15(d) remains)

      Please place an X in the boxes) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

---------------------------------------------------------------------------------
      Rule 12g-4(a)(1)(i) [x]                     Rule 12h-3(b)(1)(i) [x]
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      Rule 12g-4(a)(1)(ii)[ ]                     Rule 12h-3(b)(l)(ii)[ ]
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      Rule 12g-4(a)(2)(i) [ ]                     Rule 12h-3(b)(2)(i) [ ]
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      Rule 12g-4(a)(2)(ii)[ ]                     Rule 12h-3(b)(2)(ii)[ ]
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                                                  Rule 15d-6          [ ]
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      Approximate number of holders of record as of the certification or notice date: Six

      Pursuant to the requirements of the Securities Exchange Act of 1934 The Quizno's
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 21, 2001

By:/s/Patrick E. Meyers
   --------------------
      Patrick E. Meyers
   Vice President and General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and
Regulations under the Securities Exchange Act of 1934. The registrant shall file with the
Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.